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                                                                   EXHIBIT 4.14


                          THIS PARTICIPATION AGREEMENT
                        AS OF THE 17TH DAY OF JULY, 2000


AMONG

                  Queen Sand Resources, Inc., a Delaware corporation

                           (herein called the "Company")

AND

                  Queen Sand Resources, Inc., a Nevada corporation, Queen Sand Operating Co. (formerly known as Northland Operating Co.), a Nevada Corporation and Corrida Resources Inc., a Nevada Corporation

                           (herein collectively called the "Subsidiary
                           Guarantors")

AND

                  MacKay Shields LLC (on behalf of various holders of the 1998 Notes holding, in the aggregate, $48,270,000 original principal amount of 1998 Notes (collectively, "MacKay Signatory Funds") and not individually; and, with respect to
                  Section 5.4 only, individually), AIM High Yield Fund, AIM Capital Strategic Income Fund, AIM Global Income Fund, AIM VI Diversified Income Fund (collectively the "AIM Funds"), and Alliance Capital Management Corporation (on behalf of various holder of the 1998 Notes holding in the aggregate, $16,950,000, (collectively the "Alliance Signatory Funds") and not individually; and with respect to Section 5.5 only, individually)

                           (hereinafter collectively called the "Participating Holders")

WHEREAS:

a. Harris Trust And Savings Bank was appointed as trustee for the holders of certain 12.5% Senior Notes due 2008 (the "1998 Notes") issued by the Company pursuant to the Indenture dated as of July 1, 1998 (the "1998 Indenture"); and

b. There are $125 million in aggregate principal amount of 1998 Notes outstanding as of the date hereof; and


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c.       The Participating Holders own $94 million in aggregate principal amount of the Notes (the "Participating Holder Amount"); and

d. The Company wishes to issue a tender or exchange offer to effect the repurchase of $75 million aggregate principal amount of 1998 Notes and the Participating Holders wish to participate in the tender or exchange offer upon the terms set out below.


THEREFORE in consideration of the mutual covenants contained herein, the payment of $1.00 by the Company to each of the Participating Holders and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged the parties agree as follows.


1.       TENDER/EXCHANGE OFFER

As soon as practicable hereafter the Company shall issue a tender or exchange offer on terms and conditions described herein (the "Offer") to all holders of the 1998 Notes to effect the repurchase of not less than $75 million of original principal amount of the 1998 Notes for an aggregate purchase price of $48.75 million inclusive of interest accrued from July 1, 2000 (or $0.65 for each dollar of original principal amount) provided that if payment is made after October 31, 2000, the aggregate purchase price shall be increased by an amount equivalent to the accrued interest on the 1998 Notes being repurchased from July 1, 2000 until payment. The Offer shall close not later than 5:00 p.m.
(ET) October 31, 2000 and shall be conditional on the tender by the holders of an aggregate of not less than $110 million original principal amount of the 1998 Notes. Pursuant to the Offer, the Company shall take up and pay for the 1998 Notes tendered on a pro rata basis in accordance with Rule 14d-8 of the Securities Exchange Act of 1934 (whether or not such Rule applies to the Offer). In the event that the Company elects to proceed by way of an exchange offer, any new notes or debt instruments to be issued as part of the exchange for any 1998 Notes shall be on substantially the same terms and subject to an indenture on substantially the same terms as the 1998 Notes and 1998 Indenture as same may be amended as set out in Schedule 1 hereto.

2.       PARTICIPATING HOLDERS AGREE TO TENDER

The Participating Holders hereby irrevocably agree to participate in the Offer and tender or exchange thereto, as the case may be, their respective portions of the Participating Holder Amount as set out in paragraph 5 hereof. Until such time as the Offer is consummated or abandoned, the Participating Holders agree not to sell or transfer the legal or beneficial ownership of any 1998 Notes unless the purchaser or transferee becomes a party to this Agreement upon the purchase or transfer as the case may be.


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3.       EXIT CONSENT

The Participating Holders shall, on or before the closing of Offer, provide their written consent to amend the 1998 indenture as set out in Schedule 1 hereto. In the event that the Company elects to issue an exchange offer as contemplated by paragraph 1 hereof, the Participating Holders shall provide such additional consents as the Company may reasonably require to effect such Exchange Offer. Any such consents shall only become effective upon the consummation of the Offer.

4.       CONDITION PRECEDENT TO CLOSING

Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to complete the Offer and acquire any 1998 Notes from the Participating Holders is conditional upon the Company receiving, on or before closing of the Offer, (i) all regulatory approvals which the Company deems necessary, including any that may be required by the Securities and Exchange Commission and any applicable State authorities, and (ii) net proceeds of not less than $50 million from a public offering or private placement of equity.

5.       PARTICIPATING HOLDER REPRESENTATIONS

Each Participating Holder represents and warrants on behalf of itself only that:

         5.1. Accredited Investor Status. Such Participating Holders is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

         5.2. No Governmental Review. Such Participating Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the terms of this Agreement.

         5.3. Authorization; by AIM Funds. The AIM Funds represent and warrant that, among themselves, they are the legal and beneficial owners (in the aggregate) of $13,735,000 original principal amount of 1998 Notes. Each of the AIM Funds represent and warrant that this Agreement has been duly and validly authorized, executed and delivered by such AIM Fund and is a valid and binding agreement of such AIM Fund and is enforceable against such AIM Fund in accordance with its terms.

         5.4. Authorization by MacKay Shields LLC. MacKay Shields LLC ("MacKay") represents and warrants that it has the requisite power and authority to execute this Agreement for and on behalf of the MacKay Signatory Funds and that such parties are the legal or beneficial owners (in the aggregate) of $48,270,000 original principal amount of 1998 Notes. MacKay:
                  (A) further represents and warrants that (i) it is investment advisor to various funds (in addition to the MacKay Signatory Funds) who are the legal or beneficial owners of (in the
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                  aggregate) an additional $14,395,000 original principal amount of 1998 Notes (the "Other MacKay Funds"), and (ii) as such investment advisor, MacKay has the requisite investment discretion over the Other MacKay Funds' 1998 Notes to cause compliance with the following covenants and agreements of MacKay; and (B) covenants and agrees that it shall exercise such investment discretion so as to cause the Other MacKay Funds to take the actions contemplated by paragraphs 2 and 3 of this Agreement and to comply with the provisions thereof.

         5.5. Authorization by Alliance Capital Management, Corporation Alliance Capital Management Corporation ("Alliance") represents and warrants that it has the requisite power and authority to execute this Agreement for and on behalf of the Alliance Signatory Funds and that such parties are the legal or beneficial owners of (in the aggregate) $16,950,000 original principal amount of 1998 Notes. Alliance: (A) further represents and warrants that (i) it is investment advisor to various funds (in addition to the Alliance Signatory Funds) who are the legal or beneficial owners of (in the aggregate) an additional $1,000,000 original principal amount of 1998 Notes (the "Other Alliance Funds"), and (ii) as such investment advisor, Alliance has the requisite investment discretion over the Other Alliance Funds' 1998 Notes to cause compliance with the following covenants and agreements of Alliance; and (B) covenants and agrees that it shall exercise such investment discretion so as to cause the Other Alliance Funds to take the actions contemplated by paragraphs 2 and 3 of this Agreement and to comply with the provisions thereof.

6.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         6.1. Organization and Qualification. Each of the Company and the Subsidiary Guarantors are duly organized and validly existing in good standing under the laws of the jurisdiction it is incorporated, and has the requisite corporate power and authorization to execute this Agreement and carry out its obligations hereunder.

         6.2. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and each of the Subsidiary Guarantors and is a valid and binding agreement of the Company and each of the Subsidiary Guarantors enforceable against the Company and each of the Subsidiary Guarantors in accordance with its terms.

7.       MISCELLANEOUS

         7.1. Indenture to Remain Effective. Notwithstanding anything in this Agreement to the contrary, the 1998 Indenture shall remain effective in accordance with its present terms until amended as contemplated by this Agreement.

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         7.2.     Governing Law. All questions concerning the construction,
                  validity, enforcement and interpretation of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or under the 1998 Indenture or in connection herewith or therewith or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in accordance with Section 105 of the 1998 Indenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

         7.3. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

         7.4. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         7.5. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction provided that if any of paragraphs 1, 2 or 3 are found to be invalid or unenforceable, then none of them shall be valid or enforceable.

         7.6. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements and representations by or between the Company, the Subsidiary Guarantors, the Participating Holders and their affiliates and persons acting on their behalf with respect to the matters discussed herein, and contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing executed by all of the parties hereto.

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         7.7.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         7.8. Survival. The representations, warranties, covenants and agreements of the parties hereto, shall survive the execution of this Agreement.

         7.9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereby.

         7.10. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.


THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.


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IN WITNESS WHEREOF duly authorized representatives of the Company, the
Subsidiary Guarantors and each Participating Holder have executed this Agreement effective as of the date set out on the top of page 1 hereof.


Queen Sand Resources, Inc.
(Delaware)

/s/ AUTHORIZED SIGNATORY
------------------------
By:


Queen Sand Operating Co.                             Corrida Resources, Inc.


/s/ AUTHORIZED SIGNATORY                             /s/ AUTHORIZED SIGNATORY
------------------------                             ------------------------
By:                                                  By:


Queen Sand Resources, Inc
(Nevada)


/s/ AUTHORIZED SIGNATORY
------------------------
By:

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                           QUEEN SAND RESOURCES, INC.
                            PARTICIPATION AGREEMENT
                         AS OF THE   DAY OF JULY, 2000


AIM High Yield Fund                           AIM Capital Strategic Income Fund,


/s/ AUTHORIZED SIGNATORY                      /s/ AUTHORIZED SIGNATORY
------------------------                      ----------------------------------
By:                                           By:


AIM Global Income Fund                        AIM VI Diversified Income Fund



/s/ AUTHORIZED SIGNATORY                      /s/ AUTHORIZED SIGNATORY
------------------------                      ----------------------------------
By:                                           By:

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                           QUEEN SAND RESOURCES, INC.
                            PARTICIPATION AGREEMENT
                         AS OF THE   DAY OF JULY, 2000


Alliance Capital Management Corporation


/s/ AUTHORIZED SIGNATORY
------------------------
By:

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                           QUEEN SAND RESOURCES, INC.
                            PARTICIPATION AGREEMENT
                          AS OF THE    DAY OF JULY, 2000

MacKay Shields LLC, for and on behalf
of the MacKay Signatory Funds and not individually, and individually with respect to paragraph 5.4 only





By: /s/ AUTHORIZED SIGNATORY
    -----------------------
 Name:
   Title:

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                           QUEEN SAND RESOURCES, INC.
                            PARTICIPATION AGREEMENT
                         AS OF THE    DAY OF JULY, 2000

                                   SCHEDULE 1
                        AMENDMENT TO THE 1998 INDENTURE



         Clause (ii) of paragraph (b) of Section 1008 is deleted in its entirety and the following substituted therefore:

                  (ii) Indebtedness under the Senior Credit Facilities, to the extent that the aggregate principal amount of all Indebtedness under the Senior Credit Facilities at any one time does not exceed the sum of $35 million plus the amount by which the net cash proceeds obtained from any Equity Offering consummated by the Company on or before October 31, 2000 exceeds $50 million; provided, however, that the maximum amount available to be outstanding under the Senior Credit Facilities as Permitted Indebtedness pursuant to this clause
                  (ii) shall at no time exceed $60 million and shall be permanently reduced by the Net Available Cash from Asset Sales used to permanently repay Indebtedness under the Senior Credit Facilities (with a permanent reduction of the related commitment to lend or the amount available to be refinanced in the case of a revolving credit facility) and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to Section 1013; provided, however, that the application of such Net Available Cash form Asset Sales shall not permanently reduce the amount of Permitted Indebtedness under this clause (ii) below $10 million in principal amount plus related accrued interest and costs;

         The following shall be inserted at the end of paragraph (b) of Section 1015:

                  Notwithstanding anything in the foregoing paragraph, no Change of Control shall be deemed to have occurred as a result of the exchange of all outstanding shares of Series A preferred stock, Series C preferred stock and common stock repricing rights for shares of common stock pursuant to a recapitalization proposal approved by the stockholders of the Company, or in connection with any Equity Offering consummated by the Company, on or before October 31, 2000.